EXHIBIT 26(d)



[Letterhead of Stanley I. Garnett, II]

                                                              , 19



HAND DELIVERY

(Individual letter sent to each
prospective underwriter on
attached distribution letter)

Dear               :

      West Penn Power Company (the "Company") filed a shelf Registration Statement on Form S-3, pursuant to Rule 415, with the Securities and Exchange
Commission on           , 1994.  The registration statement, which became
effective on                , 19  , contains a Prospectus relating to
shares of Preferred Stock (par value $100).  By transmittal letter dated
           , 19 , we provided copies of the Registration Statement, the related Prospectus, documents incorporated by reference and the Underwriters' Questionnaire.

      It is our intention to receive proposals for the purchase of
shares of Preferred Stock (the "New Preferred Stock") on               , 19  ,
at     A.M.  This amount and date will remain in effect unless notification is made to the contrary. Proposals may be made by telephone to Allegheny Power System, Inc. at (212) 752-2121. Each offer is to specify the dividend rate and the proceeds to the Company. Two copies of the enclosed Purchase Agreement should be completed and returned with the terms of your offer and be available for execution immediately upon acceptance by the Company of a winning proposal. A completed Underwriters' Questionnaire should be returned
to Nancy L. Campbell, Vice President and Treasurer, prior to             .
Acceptance will be based on the lowest annual cost of money to the Company for the New Preferred Stock.

      Dividends on the New Preferred Stock, in preference to any class of stock ranking junior to the Preferred Stock, will be paid quarterly commencing
           , 19 . In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company, each series of Preferred Stock shall have preference over any class of stock ranking junior to the Preferred Stock until an amount equal to the amount per share determined in accordance with the charter provisions, plus accrued dividends, shall have been paid.

      Reference should be made to the Prospectus for further information with respect to other provisions of the Preferred Stock.

      We have been informed that our Preferred Stock will be given the
following ratings:  Moody's (    ), Standard & Poor's (   ), and Fitch (    ).

      We will be available by telephone to discuss with you matters regarding
your due diligence investigation of the Company on             , 19  , at
A.M.  You may contact the undersigned or Ms. Campbell at (212) 752-2121.

                                                Sincerely,



                                                Stanley I. Garnett, II

Enclosures